Exhibit (a)(5)(G)

Evan J. Smith (SBN 242352) BRODSKY & SMITH, LLC 9595 Wilshire Blvd., Suite 900 Beverly Hills, CA 90212 Tel: (877) 534-2590 Fax: (310) 247-0160 esmith@brodslcy-smith.com Counsel for Plaintiff JAN—5 2012 Clerk of the Superior Court SUPERIOR COURT OF THE STATE OF CALIFORNIA COUNTY OF SAN MATEO IN RE SUCCESSFACTORS, INC. SHAREHOLDER LITIGATION, This Document Relates To: ALL ACTIONS. CASE NO.: CIV 510279 JUDGE DEPT.: CONSOLIDATED CLASS ACTION COMPLAINT FOR: (1) BREACH OF FIDUCIARY DUTY (2) AIDING AND ABETTING BREACH OF FIDUCIARY DUTY JURY TRIAL DEMANDED Plaintiffs Frederic Peretti, Steamfitters Local 49 Pension Plan, and the Booth Family Trust (“Plaintiff’), by and through their attorneys, allege upon personal knowledge as to themselves, and upon information and belief based upon, among other things, the investigation of counsel as to all other allegations herein, as follows: CONSOLIDATED CLASS ACTION COMPLAINT

SUMMARY OF THE ACTION 1. This is a shareholder class action brought by Plaintiff on behalf of holders of the common stock of SuccessFactors, Inc., (“SuccessFactors” or “Company”) to enjoin the acquisition of the publicly owned shares of SuccessFactors common stock by SAP America, Inc. (“SAP”) and its wholly-owned subsidiary Saturn Expansion Corporation (“Merger Sub”) as detailed herein (“Proposed Transaction”). 2. On December 3, 2011, SuccessFactors and SAP jointly announced that they had entered into a definitive merger agreement on December 3, 2011 under which SAP will acquire the stock of SuccessFactors for approximately $3.4 billion (“Merger Agreement”) in a cash tender offer. Under the terms of the transaction, SuccessFactors shareholders will receive $40.00 in cash for each share of SuccessFactors common stock (“Offer Price”). The Offer Price represents a price that is 6.2x and 38x EV/Revs (Enterprise Value/Revenue ratio) and FCF (Free Cash Flow) based on 2013 estimates. Analysts have priced the Company at a materially higher price of $45.00 per share. 3. The Proposed Transaction is a so-called two-step acquisition that is really structured in three steps: (i) a first-step tender offer (“Tender Offer”), (ii) a top-up option through which the Merger Sub can acquire a massive number of additional SuccessFactors shares (“Top-Up Option”), and (iii) a short-form merger to cash out any SuccessFactors stockholders who do not tender their shares (“Merger”). The Company will continue as the surviving corporation following the Merger, to be referred to as SuccessFactors, Inc., an SAP company. 4. The SuccessFactors board of directors (“Board”) has unanimously recommended to SuccessFactors shareholders that they accept the offer. The Company’s founder and Chief Executive Officer Lars Dalgaard, along with the other executive officers and directors of the Company, have agreed to tender all of their shares. 5. The Proposed Transaction is unlawfully coercive, unfair to the Company’s stockholders, and the Top-Up Option is invalid under Delaware law, including the Delaware General Corporation Law (“DGCL”). Plaintiff seeks injunctive and other equitable relief to prevent and remedy defendants’ breaches of fiduciary duty related to the Tender Offer, Merger CONSOLIDATED CLASS ACTION COMPLAINT

Agreement, the invalid Top-Option, and the short-form Merger. 6. The Merger Agreement grants SAP the irrevocable Top-Up Option to purchase a sufficient number of authorized and unissued SuccessFactors common shares that, when added to the shares purchased in the Tender Offer, will give SAP 1 share more than 90% of the Company’s “Fully Diluted Shares” (“Top-Up Shares”). SAP may exercise this option, upon meeting the Minimum Condition (defined below), as long as “the Top-Up Option shall not exceed the number of Shares then authorized and unissued and not reserved for issuance under the Company Benefits Plans as of the date hereof . . . and shall not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Short Form Threshold would not be reached.” Once SAP obtains the requisite number of shares, i.e., one share more than 90% of the Company’s outstanding shares (“Short Form Threshold”), the Merger may proceed without a meeting of stockholders and their approval of the Proposed Transaction. Thus, the Top-Up Option virtually assures that shareholder consent is unnecessary. 7. The Top-Up Option provides for SAP to purchase the Top-Up shares at a price of $40.00 per share. However, at its election, SAP can pay only the $0.001 par value in cash and deliver an unsecured, non-negotiable, and non-transferrable promissory note of uncertain and undisclosed value (“Promissory Note”) for the balance. Thus, the Top-Up Option allows SAP to buy million of shares, more than the total currently issued and outstanding shares of SuccessFactors, for consideration worth far less than $40.00 per share. The balance would be a Promissory Note worth far less than its face value. 8. The Tender Offer and Top-Up Option are coercive because they force stockholders to tender their shares into the Tender Offer for reasons other than the financial merits of that offer. 9. The Tender Offer commenced on December 16, 2011, and shareholders have 20 business days following the day of commencement (i.e., until January 18, 2012) to tender their shares. The Proposed Transaction is expected to close by the end of the first quarter in 2012. 10. The Tender Offer is conditioned upon a majority of the Company’s outstanding stock on a fully-diluted basis having been tendered therein (“Minimum Condition”). Upon satisfaction of the Minimum Condition, the Merger Agreement permits SAP to appoint a majority CONSOLIDATED CLASS ACTION COMPLAINT of the Company’s Board. Thus, the mere satisfaction of the Minimum Condition and closure of the Tender Offer will result in SAP gaining control of the Board. 11. The Minimum Condition, Top-Up Option and Promissory Note render the Proposed Transaction coercive because the SuccessFactors stockholders will be forced to decide whether to tender their shares in the Tender Offer based on factors other than their assessment of the offer price. 12. The Top-Up Option and the Proposed Transaction as a whole are structured to deprive the non-tendering stockholders of their right to notice, disclosure, a vote and procedural fairness and to avoid the statutory and other legal protections that Delaware law provides for stockholders who are merged out of a Delaware corporation. The Top-Up Option is designed to allow SAP to acquire the shares of non-tending stockholders without a long-form merger that requires notice, disclosure, and stockholder vote. After the close of the Tender Offer, SAP will control the Board and through Merger Sub, will be the Company’s majority stockholder. In a long-form merger, SAP would owe a fiduciary duty, including disclosure obligations, and the merger would be subject to the entire fairness standard. The Transaction is structured to attempt to avoid application of the entire fairness standard to the two-step merger. The structure is an inequitable manipulation of the corporate machinery to eliminate the rights of minority stockholders, including their rights to notice, disclosure, a vote and procedural fairness in a cash-out merger. The Top-Up Option is a sham transaction where Merger Sub will be issued millions of shares for an unsecured note it has no intention of ever paying for the improper purpose of avoiding statutory and fiduciary obligations to SuccessFactors’s public stockholders. 13. The Board has exacerbated its breach of fiduciary duty by agreeing to lock up the Proposed Transaction with deal protection devices that preclude other bidders from making a successful competing offer for the Company. Specifically, pursuant to Sections 5.4 and 7.1 of the Merger Agreement, defendants agreed to: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirors or even in continuing discussions and negotiations with potential acquirors; (ii) a provision where the Company must inform SAP within 24 hours about any alternative proposals; (iii) a provision that provides SAP with four business CONSOLIDATED CLASS ACTION COMPLAINT days to match any competing proposal; and (iv) a provision that requires the Company to pay SAP a significant termination fee of $112,500,000. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of SuccessFactors. 14. In addition, the Board breached its fiduciary duties by issuing a false and misleading Solicitation/Recommendation Statement on Schedule 14D-9 (“14D-9”). As explained below, the 14D-9 exposes some details of the highly conflicted sales process, but fails to disclose a myriad of material facts concerning the Proposed Transaction—preventing shareholders from deciding whether to tender their shares. For example, the 14D-9 omits and/or misrepresents material information concerning, among other things: (a) the sales process for the Company; (b) the data and inputs underlying the financial valuation exercises that purport to support the so-called “fairness opinion” provided by its financial advisor, Morgan Stanley & Co. LLC (“Morgan Stanley”); and (c) details concerning Morgan Stanley’s potential conflict of interest. 15. Moreover, the Proposed Transaction is set to benefit Defendant Dalgaard to the tune of approximately $4,465,360, as he owns about 111,634 shares in the Company. He will also benefit from cashing in his stock options, stock appreciation rights, and restricted stock. The other members of the Board will also profit from cashing in their SuccessFactors stock. These substantial financial interests create material conflicts of interest on the part of the directors that colors, indeed impairs, their ability to make an unbiased decision regarding the fairness of the Proposed Transaction to SuccessFactors’s public shareholders. 16. For these reasons and as set forth in detail herein, Plaintiffs seek to enjoin Defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ (as defined herein) violations of their fiduciary duties and from SAP. JURISDICTION AND VENUE 17. This Court has jurisdiction over this matter because Defendants conduct business in the County of San Mateo. Defendant SuccessFactor’s principal business office is also located in San Mateo, San Mateo County, California. CONSOLIDATED CLASS ACTION COMPLAINT

18. Venue is proper in the County of San Mateo pursuant to Section 395(a) of the Code of Civil Procedure in that each Defendant systematically conducted business on a regular basis in the County of San Mateo, California and/or reside in the County of San Mateo and the wrongful conduct complained of herein occurred in the County of San Mateo. PARTIES 19. Plaintiffs were, and at all relevant times hereto are, continuous stockholders of Defendant SuccessFactors. 20. Defendant SuccessFactors is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 1500 Fashion Island Blvd., Suite 300 San Mateo, California 94404. 21. Defendant Douglas J. Burgum has served as Chairman of the Board of Directors since October 2007. 22. Defendant Lars Dalgaard has served as Chief Executive Officer and as a director of the Company since May 2001. 23. Defendant Eric C.W. Dunn has served as a director of the Company since May 2004. 24. Defendant William H. Harris, Jr., has served as a director of the Company since January 2011. 25. Defendant William E. McGlashan, Jr., has served as a director of the Company September 2005. 26. Defendant Elizabeth A. Nelson has served as a director of the Company since September 2007. 27. Defendants Burgum, Dalgaard, Dunn, Harris, McGlashan, and Nelson are collectively referred to herein as the “Board” or the “Individual Defendants.” 28. Defendant SAP is a Delaware corporation with its headquarters located at 3999 West Chester Pike, Newtown Square, PA 19073. SAP provides enterprise applications in terms of software and software-related service revenue. SAP is a wholly owned subsidiary of SAP AG, a multinational software company headquartered in Walldorf, Germany. CONSOLIDATED CLASS ACTION COMPLAINT

29. Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of SAP formed solely for the purpose of consummating the Proposed Transaction. 30. Collectively, SuccessFactors, the Individual Defendants, SAP, and Merger Sub are referred to herein as the “Defendants.” CLASS ACTION ALLEGATIONS 31. Plaintiffs bring this action on their own behalf and as a class action pursuant to California Code of Civil Procedure Section 382 on behalf of all other holders of SuccessFactors common stock who are being and will be harmed by Defendants’ actions described below (“Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants. 32. This action is properly maintainable as a class action because: a. The Class is so numerous that joinder of all members is impracticable. As of October 31, 2011, there were 84,197,440 shares of SuccessFactors common stock issued and outstanding. The actual number of public shareholders of SuccessFactors will be ascertained through discovery. b. There are questions of law and fact that are common to the Class, including: i) whether the Individual Defendants have breached their fiduciary duties with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction; ii) whether the Individual Defendants have breached their fiduciary duty to obtain the best price available for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; and iii) whether Plaintiffs and the other members of the Class would suffer irreparable injury were the Proposed Transaction complained of herein consummated. c. Plaintiffs are adequate representatives of the Class, and have retained competent counsel experienced in litigation of this nature and will fairly and adequately CONSOLIDATED CLASS ACTION COMPLAINT protect the interests of the Class. d. Plaintiffs’ claims are typical of the claims of the other members of the Class and Plaintiffs do not have any interests adverse to the Class. e. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class. f. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole. FURTHER SUBSTANTIVE ALLEGATIONS I. Background 33. Cloud computing is a delivery of computing as a service rather than a product, whereby shared resources, software, and information are provided to computers and other devices as a utility over a network, i.e., the internet, basically, a virtual server. Cloud computing increases capacity or adds capabilities for consumers without investing in new infrastructure, training new personnel, or licensing new software. Increasingly, companies are shifting their focus to cloud computing. 34. SuccessFactors provides cloud-based business execution software solutions that enable organizations to bridge the gap between business strategy and results worldwide. Its application suite includes modules and capabilities consisting of performance management to design performance review templates and workflows; goal management to support the process of creating, monitoring, and assessing employee goals across the organization; compensation management to facilitate the processes of merit pay adjustments, bonus allocations, and distribution of stock-based awards; succession management to provide visibility into an organization’s talent pool; career and development planning to align learning activities with an employee’s competency gaps; recruiting management to identify, screen, select, hire, and onboard job applicants; and employee central, a HR information system. CONSOLIDATED CLASS ACTION COMPLAINT

35. The Company’s application suite also comprises analytics and reporting to provide visibility into key performance and talent data; cubetree social collaboration that helps improve employee productivity and teamwork by combining collaboration tools with a private social network; employee profile to aggregate employee profile information; 360-degree review to support the collection of feedback from an employee’s peers, subordinates, and superiors; employee survey to provide management with actionable insights; calibration and team rater to identify top and lower performers; and proprietary and third-party content for competencies, goals, job descriptions, skills, surveys, and wage data. It also provides professional services, such as implementation services; packaged training content, such as course curricula, training guides, and reference materials; and strategic consulting services. 36. SuccessFactors has the largest and most sophisticated cloud platform in the world. The Company currently has more than 8 million users. 37. SAP is the market leader in enterprise application software and its best known products are its enterprise resource planning application called the SAP BusinessObjects software. SAP’s efforts in entering the area of cloud computing was underwhelming. “[The Proposed Transaction] marks implicit recognition by SAP that their cloud strategy is not working,” says Evolution Securities analyst Roger Phillips. 38. “The cloud is a key pillar of SAP’s growth strategy,” said Bill McDermott, SAP’s co-chief executive. “The combination of SAP and SuccessFactors will create a cloud powerhouse.” 39. In November 2010, SAP lost a $1.3 billion intellectual property action to Oracle Corporation. Oracle sued SAP for making hundred of thousands of illegal downloads and several thousand copies of Oracle’s software, infringing on Oracle’s copyright on the software. The $1.3 billion verdict was reduced to $272 million in September 2011. The litigation added heat to the already intense rivalry between the two companies. 40. With the Proposed Transaction, SAP is essentially buying a position in the lucrative and growing cloud computing market, and a way to compete with companies such as SAP’s rival Oracle, which recently acquired RightNow Technologies, also a cloud computing company. CONSOLIDATED CLASS ACTION COMPLAINT

SuccessFactors’s expertise and assets in cloud computing will drastically accelerate SAP’s momentum as a global provider of cloud applications, platforms, and infrastructure. The Merger of the two companies will establish an advanced end-to-end offering of cloud and on-premise computing solutions for managing all relevant business processes. II. The Proposed Transaction 41. On December 3, 2011, SAP AG and SuccessFactors issued a joint press release announcing the Proposed Transaction: WALLDORF, GERMANY AND SAN MATEO, CALIFORNIA, /PRNewswire/ — SAP AG (NYSE: SAP) and SuccessFactors, Inc. (NYSE: SFSF) today announced that SAP’s subsidiary, SAP America, Inc., has entered into a definitive merger agreement with SuccessFactors, the market-leading provider of cloud-based human capital management (HCM) solutions, pursuant to which a subsidiary of SAP would offer to acquire all outstanding shares of common stock of SuccessFactors for $40.00/per share in cash, representing an enterprise value of approximately $3.4 billion. The acquisition will add SuccessFactors’ widely respected team and technology to SAP’s powerful cloud assets, significantly accelerating SAP’s momentum as a provider of cloud applications, platforms and infrastructure. The combination of SAP and SuccessFactors will establish an advanced end-to-end offering of cloud and on-premise solutions for managing all relevant business processes. The SuccessFactors board of directors has unanimously approved the transaction. The per share purchase price represents a 52% premium both over the December 2nd closing price and the one month volume weighted average price per share. The transaction will be funded from SAP’s cash on hand and a euro 1 billion term loan facility. The closing of the tender offer is conditioned on SuccessFactors stockholders tendering at least a majority of the outstanding shares of SuccessFactors common stock (on a fully diluted basis) and clearances by relevant regulatory authorities. The transaction is expected to close in the first quarter of 2012 and be slightly dilutive to SAP’s Non-IFRS earnings per share in 2012 and accretive in subsequent years. The acquisition marks another stride in SAP’s strategy of delivering solutions on premise, in the cloud and on mobile devices. It builds on a series of strategic moves in SAP’s targeted growth areas to drive innovation in its core applications and analytics; introduce breakthrough in memory technology; establish leadership in enterprise mobility; and grow its cloud portfolio. SuccessFactors’ solutions are highly complementary to SAP’s core HCM offerings as well as SAP’s strong cloud assets: SAP Business ByDesign for the suite cloud market and SAP’s line of business cloud offerings for large enterprises such as SAP Sales on Demand. “The cloud is a core of SAP’s future growth, and the combination of SuccessFactors’ leadership team and technology with SAP will create a cloud powerhouse. The acquisition will help us address the top priority for CEOs globally—managing people and talent,” said Bill McDermott, Co-CEO, SAP. “Together, SAP and SuccessFactors will create tremendous business value for customers, with potent synergies to accelerate our growth in the cloud.” CONSOLIDATED CLASS ACTION COMPLAINT

“The depth and experience that SAP brings to customers via our cloud and on-premise portfolio fit elegantly with SuccessFactors’ world-class expertise in providing high-performing, low-cost, native cloud applications that customers are passionate about,” said Jim Hagemann Snabe, Co-CEO, SAP. “Together, we will lead the industry in providing end-to-end solutions consistently to meet any deployment preference, whether on premise, in the cloud or on device.” “This is a revolutionary combination of proven capabilities that will allow SuccessFactors to accelerate our roadmap by 10 years, and bring the world’s leading application knowledge and intellectual property to our customers through the cloud, and the largest applications customer base instantly,” said Lars Dalgaard, Founder and CEO, SuccessFactors. “Expanding relationships with SAP’s 176,000 customers with our speed to value, friendly user interface, on mobile devices and the web, and seamlessly delivering more SAP solutions in the cloud will be legendary, as organizations adopt the cloud to improve their business. SuccessFactors has proven we have the technology and people to deliver the world’s biggest cloud deployments in terms of users and countries per customer, and also the most applications per customer from the same flexible scalable cloud platform. The business world is ready for enterprise-class cloud applications and together, we can deliver incredible new innovation for global businesses.” SuccessFactors is believed to operate the largest scale of paying cloud users with 15 million subscription seats. With more than 3,500 customers in 168 countries, SuccessFactors is growing rapidly, recording 77 percent revenue growth year-over-year in the third quarter 2011 and 59 percent revenue growth year-over-year in the first nine months of 2011. SuccessFactors’ scalable cloud application platform supports organizations of all sizes from dozens to millions of users. With proven deployments in SAP environments at companies in diverse industries, the combination of SuccessFactors and SAP holds significant growth potential considering the more than 500 million employees of SAP customers and its 15,000 HCM deployments. With headquarters in San Mateo, California, and more than 1,450 employees, the SuccessFactors team is widely regarded for creating innovative technology, generating more than 80 percent of new sales from applications that did not exist five years ago, and as one of the fastest growing leaders in cloud applications. Upon completion of the transaction, the CEO of SuccessFactors, Lars Dalgaard, will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. SuccessFactors will remain independent and be named “SuccessFactors, an SAP company”. The chairman of SAP’s supervisory board, Hasso Plattner, recommended that Lars Dalgaard be appointed to the executive board of SAP AG. III. SAP’s Control of SuccessFactors Following the Tender Offer 42. According to Section 1.3 of the Merger Agreement, following the close of the Tender Offer, SAP “shall be entitled to elect or designate individuals selected by [SAP] in such number, rounded up to the next whole number, on the Company Board as shall give [SAP] representation on the Company Board equal to the product of the total number of directors on the Company Board [] multiplied by the percentage that the aggregate number of Shares then owned CONSOLIDATED CLASS ACTION COMPLAINT directly or indirectly by [SAP] bears to the total number of Shares then outstanding.” This provision guarantees SAP the ability to control a majority of the Board upon closing of the Tender Offer. It further admits that pursuant to the Merger Agreement, after the close of the Tender Offer, SAP will control a majority of SuccessFactors’s outstanding shares and the other stockholders will lose their meaningful opportunity to vote. Sections 1.7 and 3.22 of the Merger Agreement provides: Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and, if applicable, the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding Shares (the Short Form Threshold), the parties hereto agree to take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote required to adopt this Agreement and approve the transactions contemplated hereby (the Company Stockholder Approval), which shall not be required if Section 253 of the DGCL is applicable. No other vote of holders of any capital stock or other Equity Interests of the Company is required by law or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby. 43. But since it is essentially inevitable that SAP will achieve the 90% threshold, in reality the right to vote on the Proposed Transaction is an empty promise to SuccessFactors’ shareholders. IV. Top-Up Option 44. Section 1.8(a) of the Merger Agreement provides: The Company hereby grants to the Purchaser an irrevocable option (the Top-Up Option), exercisable only after the Acceptance Time and only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price an aggregate number of Shares (the Top-Up Option Shares) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent or Purchaser or any of Parent’s wholly-owned Subsidiaries at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the Fully Diluted Shares immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option shall not exceed the number of Shares then authorized and unissued and not reserved for issuance under the Company Benefits Plans as of the date hereof (including as authorized and unissued Shares, for purposes of this Section 1.8, any Shares held in the treasury of the Company and the Company Subsidiaries (collectively, Available Shares)) and shall not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Short Form Threshold would not be reached; provided, further, that the Top-Up Option may not be exercisable on more than one CONSOLIDATED CLASS ACTION COMPLAINT

11 occasion. Upon Parent’s request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and immediately after giving effect to the issuance of the Top-Up Option Shares. The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either entirely in cash or, at the Purchaser’s election, by paying (x) in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) at the sole election of Guarantor, either Parent and Purchaser or Guarantor executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash (the Promissory Note). 45. The Top-Up Option is exercisable only after the Acceptance Time (i.e., the time at which all shares tendered in the Tender Offer are accepted and payment is issued therefore). Thus, the option can only be exercised after SAP has become SuccessFactors’s controlling stockholder. V. The Promissory Note 46. Section 1.8(a) of the Merger Agreement provides that SAP may pay the Company the aggregate price required to be paid for the Top-Up Shares either entirely in cash or, at SAP’s election, by paying in cash in an amount equal to the aggregate par value of the purchased Top-Up Shares and executing and delivering to the Company an unsecured promissory note issued by Merger Sub having a principal amount equal to the remainder of such purchase price. The Promissory Note will be an unsecured note, non-negotiable and non-transferable, bearing a simple interest at 2% per annum, and will provide that principal and interest is due one year after the purchase of the Top-Up Option Shares, and be prepayable in whole or in part without premium or penalty and shall have no other material terms. As discussed above, the value of such note is problematic and obviously far below its face value, and there has been no attempt to value the Promissory Note. VI. The Top-Up Shares and Promissory Note Threaten the Stockholders’ Rights of Appraisal 47. The issuance of a large number of Top-Up Shares in exchange for the Promissory Note would have a material effect on the fair value of the shares of Company common stock cashed out in the short-form merger. The potentially massive issuance of Top-Up Shares and the uncertain value of the Promissory Note threaten a substantial reduction in the fair value determination of shares of SuccessFactors common stock for which appraisal is sought pursuant to CONSOLIDATED CLASS ACTION COMPLAINT

8 Del. C. § 262. 48. Section 2.3 of the Merger Agreement contemplates that Company stockholders who do not tender their shares in the Tender Offer and who own shares as of the Effective Time may seek appraisal of their shares in accordance with Section 262. SuccessFactors’s value at the time of the Merger would consist of its operating business and cash on hand and the Promissory Note that is certain to be worth less than the $40.00 per share for which the Top-Up Shares were issued. Thus, the Company’s stockholders will be compelled to tender their shares in exchange for $40.00 per share because seeking appraisal of their stock will be highly risky given the potential effects of the Top-Up Shares and the Promissory Note. VII. The Unfair Price 49. As discussed herein, the $40.00 per share consideration offered in the Proposed Transaction is inadequate. SuccessFactors, if properly exposed to the market for corporate control, would bring a price materially in excess of the amount offered in the Proposed Transaction. The value of SuccessFactors common stock is being undervalued in the Proposed Transaction. 50. As the tables below illustrate, important financial metrics of the Company such as operating revenue and income from operations have been and are increasing and the performance and value of the Company is trending upwards in numerous respects: SUCCESSFACTORS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share data) (Unaudited) September 30, December 3 2011 1, 2010 ASSETS: Current assets: Cash and cash equivalents $ 94,553 $ 75,384 Marketable securities 153,778 281,073 Accounts receivable, net of allowance for doubtful accounts of 76,725 80,440 $1,617 and $1,039 Deferred commissions 6,766 7,106 Prepaid expenses and other current assets 13,960 8,022 CONSOLIDATED CLASS ACTION COMPLAINT

Total current assets 345,782 452,025 Restricted cash 1,744 913 Property and equipment, net 14,971 8,737 Deferred commissions, less current portion 10,004 12,854 Goodwill 258,415 64,077 Intangible assets 97,598 37,832 Other assets 1,886 975 Total assets $ 730,400 $ 577,413 SUCCESSFACTORS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2011 2010 2011 2010 Revenue: Subscription and support $ 65,863 $ 42,079 $ 172,174 $ 117,030 Professional services and other 25,373 9,457 59,510 28,744 Total revenue 91,236 51,536 231,684 145,774 Cost of revenue: Subscription and support 17,466 7,331 38,877 18,238 Professional services and other 15,245 9,143 38,291 20,562 Total cost of revenue 32,711 16,474 77,168 38,800 Total gross profit 58,525 35,062 154,516 106,974 51. In an August 8, 2011 press release the Company touted its second-quarter performance, highlighting: CONSOLIDATED CLASS ACTION COMPLAINT

“Our 42 percent billings growth demonstrates a vigorous and balanced global business. We cannot hire quickly enough to meet the demand, in what seems to be a market in its very first chapter that we are leading. This strong growth excludes backlog which would significantly increase our numbers. We took services off paper and had we added that, we would be looking at nearly 50 percent year-over-year growth which supports our growing and strategically important 30-partner eco-system. . . .” Q3 FY11 Revenue: For the quarter ended Sept. 30, 2011, GAAP revenue was $91.2 million, compared to $51.5 million in the quarter ended Sept. 30, 2010, an increase of approximately 77 percent year-over-year and an increase of 25 percent sequentially from Q2 FY11. Non-GAAP revenue for the third quarter was $95.1 million, compared to the company’s prior guidance of $83 million to $84 million, and compared to $53.4 million in the quarter ended Sept. 30, 2010, an increase of approximately 78 percent year-over-year and an increase of 30 percent sequentially from Q2 FY11. 52. Given the Company’s recent strong performance and significant growth opportunities, the Proposed Transaction consideration is grossly inadequate and significantly undervalues the Company. 53. Moreover, according to Bloomberg, at least one analyst (Raymond James) recently set a high price target of $45.00 per share of SuccessFactors common stock. Indeed, only a few months ago the price of SuccessFactors stock was trading higher than the deal price (reaching $40.27 on April 26, 2011). Indeed, in a similar deal announced only days after the Proposed Transaction, IBM is acquiring DemandTec (a cloud-based software company) for a 57% premium. Accordingly, the value of SuccessFactors common stock is being significantly undervalued in the Proposed Transaction, and SAP is trying to take advantage from the fact that the price of SuccessFactors’ stock is temporarily depressed. VIII. The Preclusive Deal Protection Devices 54. Despite the unfair price, the Merger Agreement has a number of provisions that make it more difficult for another buyer to purchase the Company. 55. Specifically, if the Company terminates the Proposed Transaction because of a superior or alternative proposal, Section 7.2 of the Merger Agreement states that Company must pay SAP $112.5 million (representing more than $1.33 per share of outstanding SuccessFactors common stock). 56. Furthermore, Section 5.4(a) of the Merger Agreement prohibits the Company and its agents from soliciting additional bids for the Company: CONSOLIDATED CLASS ACTION COMPLAINT

(a) Subject to Sections 5.4(b) and 5.4(d), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company and the Company Subsidiaries shall not, and the Company shall direct and use reasonable best efforts to cause the Company Representatives not to, and shall not authorize or knowingly permit the Company Representatives to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly induce (including by way of providing information relating to the Company or the Company Subsidiaries or affording access to the business or properties of the Company) the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise cooperate with or assist or participate in or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or the Company Representatives from making such Person aware of the restrictions of this Section 5.4 in response to the receipt of an Acquisition Proposal), (iii) approve, endorse or recommend to the Company’s stockholders, or publicly propose to approve, endorse or recommend to the Company’s stockholders, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation, (v) enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or resolve or agree to take any of the foregoing actions, or (vi) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar agreement to which the Company or any Company Subsidiary is a party, any action taken by the Company Board set forth in the foregoing clauses (iii) or (iv), a Change of Board Recommendation). Upon the execution of this Agreement, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons, conducted prior to the execution of this Agreement, by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal or Acquisition Inquiry. Promptly after the execution and delivery of this Agreement, the Company shall use its reasonable CONSOLIDATED CLASS ACTION COMPLAINT best efforts to cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Company Subsidiary to such Person prior to the date hereof. 57. Section 5.4(d) of the Merger Agreement also provides that the board of SuccessFactors may only respond to an unsolicited takeover bid if failing to enter into discussions with a potential acquirer would be inconsistent with the directors’ fiduciary duties. The Company also must notify SAP of the terms of any offer to purchase the Company (within 24 hours), and is required to negotiate with SAP and revise the Merger Agreement such that any new proposal is no longer considered superior to the Proposed Transaction. In other words, the Merger Agreement gives SAP access to any rival bidder’s information and allows SAP a free right to top any superior offer simply by matching it. Accordingly, no rival bidder is likely to emerge and act as a stalking horse, because the Merger Agreement unfairly assures that any “auction” will favor SAP and piggy-back upon the due diligence of the foreclosed second bidder. 58. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances. IX. The False and Misleading 14D-9 59. It is critical that the shareholders receive complete and accurate information about the Proposed Transaction. To date, the defendants have failed to provide the Company’s shareholders with that information. As set forth in more detail below, the 14D-9 omits and/or misrepresents material information concerning, among other things: (a) the sales process for the Company; (b) details concerning Morgan Stanley’s potential conflict of interest; and (f) the data and inputs underlying the financial valuation exercises that purport to support the so-called “fairness opinion” provided by Morgan Stanley. CONSOLIDATED CLASS ACTION COMPLAINT

A. The 14D-9 Fails to Disclose Key Facts Concerning the Background of the Merger 60. The 14D-9 fails to fully and fairly disclose certain material information concerning the Proposed Transaction, including (among other things): a. July 2010: the catalyst for the Company’s decision to modify employment agreements for change of control provisions (see www.footnoted.com/urge-to-merge/success-all- around-at-successfactors); b. October 24-28, 2011 (14D-9 at page 13): whether there were any financial advisors other than Morgan Stanley considered as financial advisor to the Board; c. October 28, 2011 (14D-9 at page 13): the other strategic alternatives considered by SuccessFactors’ board of directors; d. November 9, 2011 (14D-9 at page 14): what other potential bidders were considered by the Company and Morgan Stanley; and e. November 10, 2011 (14D-9 at page 15): the basis that the SuccessFactors’ board of directors derived the price of $40.00 per share that it counter-proposed to SAP. B. The 14D-9 Fails to Disclose Sufficient Details Concerning Morgan Stanley’s Fairness Opinion 61. In the 14D-9, Morgan Stanley describes its fairness opinion and the various valuation analyses it performed to render its opinion. However, Morgan Stanley’s description fails to include necessary underlying data, support for conclusions, or the existence of, or basis for, underlying assumptions. Without this information, one cannot replicate the analyses, or confirm the valuations, or evaluate the fairness opinion. 62. For example, the 14D-9 does not disclose material facts concerning the analyses performed by Morgan Stanley in connection with the Proposed Transaction, including among other things: Public Trading Comparables Analysis (14D-9 at pages 25-26) a. the criteria used to select the companies; b. the following multiples for each of the comparable public companies, or at a minimum the low, mean, median and high summary statistics for each set: CONSOLIDATED CLASS ACTION COMPLAINT

i. Aggregate Value / 2012E Revenue; ii. Price / 2012E Free Cash Flow per Share; and c. how, if at all, the value of the Company’s NOLs was considered in this analysis. Discounted Equity Value Analysis (14D-9 at pages 26-27) a. why Morgan Stanley selected 2013 as the singular year on which to prepare this analysis; b. why Morgan Stanley utilized a lower range of comparable company multiples for the Street Case than it used for the Management Commit Scenario, Management Target Scenario, and Management High Growth Scenario; and c. how, if at all, the value of the Company’s NOLs was considered in this analysis. Discounted Cash Flow Analysis (14D-9 at page 27) a. the definition of free cash flow used in the analysis; b. whether stock-based compensation expense was treated as a cash expense in this analysis; c. a table or textual presentation of free cash flow on a year-to-year basis as derived by Morgan Stanley; d. how Morgan Stanley derived the range of perpetuity growth rates (2.0% to 4.0%) used in its analysis; e. the rationale for selecting a discount rate of 10.2%; f. the free cash flows for fiscal years 2012 through 2021 and how those numbers were derived; g. the specific growth and margin assumptions used by Morgan Stanley to extrapolate 2016-2021 projections for each of the four cases from the 2015 estimates, and from the 2013 estimates in the case of the street projections; and h. how, if at all, the value of the Company’s NOLs was considered in this analysis. CONSOLIDATED CLASS ACTION COMPLAINT

Analysis of Precedent Transactions (14D-9 at pages 27-29) a. the enterprise value and/or transaction value for each of the transactions; b. additional data related to the transactions, including whether the announced dates for each of the selected transactions, whether the transaction was consummated, and the premium paid in connection with the transaction; c. the aggregate value to estimated NTM revenue multiples for each of the selected transactions, or at a minimum the low, mean, median and high summary statistics for the set; d. the selection and exclusion criteria for the transactions used; e. the revenue growth (%), EBITDA growth (%), and earnings growth (%) for each transaction; and f. how, if at all, the value of the Company’s NOLs was considered in this analysis. C. The 14D-9 Fails to Provide Adequate Information Concerning Morgan Stanley 63. The Company’s financial advisor, Morgan Stanley, was retained to render an opinion that the merger price is fair to the shareholders, and to perform the valuation analysis necessary to support that opinion. In light of the materiality of this opinion and analysis to the market and SuccessFactors it is critical to know any facts that might suggest that the financial advisors are conflicted, including contingent fee arrangements and previous or current work for any party. The 14D-9 is false and misleading for failing to disclose: a. what amount of the $20 million fee expected to be received by Morgan Stanley is contingent upon completion of the merger (14D-9 at page 30); and b. the specific services Morgan Stanley has provided to any of the parties involved in the transaction, or their affiliates, in the last two years and how much compensation was received for services rendered (14D-9 at page 30). CONSOLIDATED CLASS ACTION COMPLAINT

D. The 14D-9 Fails to Provide Sufficient Details Concerning the Company’s Projections 64. The 14D-9 is false and misleading for failing to disclose a number of key facts concerning the Company’s financial projections, including (among other things): a. whether the free cash flow projections provided in the tender offer are the same as those used by Morgan Stanley in its DCF analysis (14D-9 at page 42); b. the financial projections provided by SuccessFactors management, for years 2011-2015, and those extrapolated by Morgan Stanley for years 2016-2021, for the following items: i. Revenue (2016-2021 for all three cases) ii. Operating profit (2016-2021 for all three cases) iii. EBITDA (or D&A) iv. Taxes (or tax rate) v. Stock-based compensation expense vi. Changes in working capital vii. Other items that may have been included in the calculation of free cash flow viii. Capital expenditures (2016-2021 for all three cases) ix. Free Cash Flow (2016-2021 for all three cases) c. the impact that the Jobs2web acquisition will have on the expected financial performance of Success Factors that is not reflected in the financial projections (14D-9 at page 40); d. how the financial projections are impacted by SuccessFactors’ practice of transferring business and billings to its partners (e.g., $3 million in billings shifted to partners in Q3.2011 per 11.04.2011 earnings conference call transcript); and e. any information regarding the expected synergies between SuccessFactors and SAP. CONSOLIDATED CLASS ACTION COMPLAINT

FIRST CAUSE OF ACTION (Against the Individual Defendants for Breach of Fiduciary Duties) 65. Plaintiffs repeat and reallege each allegation set forth herein. 66. The Individual Defendants have violated fiduciary duties owed to public shareholders of SuccessFactors. 67. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants have failed to obtain for SuccessFactors’s public shareholders the highest value available for SuccessFactors in the marketplace. 68. As demonstrated by the allegations above, the Individual Defendants breached their fiduciary duties owed to the shareholders of SuccessFactors because they failed to take steps to maximize the value of SuccessFactors to its public shareholders in a change of control transaction. 69. As a result of the actions of defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive the highest available value for their equity interest in SuccessFactors. Unless the Individual Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class. 70. Plaintiffs and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from immediate and irreparable injury, which the Individual Defendants’ actions threaten to inflict. SECOND CAUSE OF ACTION (Against SAP and Merger Sub for Aiding and Abetting the Individual Defendants’ Breaches of Fiduciary Duty 71. Plaintiffs repeat and reallege each allegation set forth herein. 72. SAP and Merger Sub have acted and are acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach of their fiduciary duties to SuccessFactors’s public shareholders, and have participated in such breaches of fiduciary duties. 73. SAP and Merger Sub knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein. In so doing, SAP and Merger Sub rendered substantial assistance in CONSOLIDATED CLASS ACTION COMPLAINT order to effectuate the Individual Defendants’ plan to consummate the Proposed Transaction in breach of their fiduciary duties. 74. Plaintiffs have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, Plaintiffs demand relief in his favor and in favor of the Class and against Defendants as follows: A. Declaring that this action is properly maintainable as a Class action and certifying Plaintiff as Class representatives; B. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best available terms for shareholders, and makes all material disclosures in connection with the Proposed Transaction; C. Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof, or granting Plaintiff and the Class rescissory damages; D. Directing the Individual Defendants to account to Plaintiffs and the Class for all damages suffered as a result of the wrongdoing; E. Awarding Plaintiffs the costs and disbursements of this action, including reasonable attorney’ and experts’ fees; and F. Granting such other and further equitable relief as this Court may deem just and proper. CONSOLIDATED CLASS ACTION COMPLAINT

Dated: January 4, 2012

Respectfully submitted,

BRODSKY & SMITH, LLC

Evan J. Smith (SBN 242352)
9595 Wilshire Blvd., Suite 900
Beverly Hills, CA 90212
Tel: (877) 534-2590
Fax: (310) 247-0160
esmith@brodsky-smith.com

Counsel for Plaintiff Peretti

BROWER PIVEN
A Professional Corporation
David A.P. Brower
Brian C. Kerr
488 Madison Avenue, Eighth Floor
New York, NY 10022
(212) 501-9000 – Telephone
(212) 501-0300 – Facsimile

Interim Co-Lead Counsel for the Class

MILBERG LLP
Jeff S. Westerman
300 S. Grand Avenue, Suite 3900
Los Angeles, CA 90071
Telephone: (213) 617-1200
Facsimile: (213) 617-1975

Interim Co-Lead Counsel for the Class

GARDY & NOTIS, LLP
Marc Gardy
James Notis
560 Sylvan Avenue, Suite 3085
Englewood Cliffs, New Jersey 07632
Telephone: (201) 567-7377
Facsimile: (201) 567-7337

Counsel for Plaintiff Booth Family Trust

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